Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – January 3, 2008

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Holiday Sales Jump 28%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record sales for the two months ended December 31, 2007.

Total sales for the two months increased 28% over the same period last year to $356 million. Total comparable (‘comp’) store sales for the period at Anthropologie, Free People and Urban Outfitters rose 16%, 17%, and 5%, respectively, for a combined 9% increase versus a combined 5% decrease for the same period last year. Direct-to-consumer sales leaped 39% for the period with all three brands posting significant double digit growth. Free People wholesale sales soared 46%.

Sales for the calendar month of December grew by 27% while total Company ‘comp’ store sales increased 9% versus a combined ‘comp’ decrease of 5% for the same period last year. Anthropologie, Free People and Urban Outfitters ‘comp’ sales were up 16%, 16%, and 4%, respectively. Direct-to-consumer sales rose 39% while Free People wholesale sales jumped 57%. Sales (issuance) of gift card value during the Holiday period was up 39% increasing by over $4.7 million.

“We are pleased to announce such strong Holiday sales results. All of our brands posted positive ‘comp’ store sales and our Direct-to-consumer and Free People wholesale sales reached new heights with robust double digit growth over the same period last year,” said Glen T. Senk, Chief Executive Officer.

For the 11-month period ended December 31, 2007, total Company sales increased 22% to $1.4 billion while total comparable store sales for the 11 months were up 5%. Direct-to-consumer sales rose 34% for the period, with solid growth at all brands. Finally, Free People wholesale sales jumped 29% for the period.

Thus far, the Company has opened 16 Urban Outfitters stores, 12 Anthropologie stores and 7 Free People stores totaling 35 new stores during the fiscal year. Management expects to open an additional 2 or 3 stores during January. The Company will release Fourth Quarter and FY 2008 sales results on February 7, 2008.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 122 Urban Outfitters stores in the United States, Canada, and Europe; a catalog and two Urban Outfitters web sites; 105 Anthropologie stores in the United States; a catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 15 Free People stores, a catalog and web site.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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